For More Information Contact:

Media Relations:                                     Investor Relations:
Jennifer Baier Marchetta                             Kim Strohm
Ingram Micro Inc.                                    Ingram Micro Inc.
714-382-2692                                         714-382-4400
jennifer.marchetta@ingrammicro.com                   kim.strohm@ingrammicro.com


                  INGRAM MICRO POSTS NET INCOME OF $39 MILLION
                  INCREASING 146 PERCENT FOR THIRD QUARTER 2000

             Company improves market position and increases profit, demonstrating continued commitment to transforming the value proposition for the technology distribution industry

SANTA ANA, Calif., Oct. 26, 2000-- Ingram Micro Inc. (NYSE: IM), the largest global wholesale provider of technology products and services, today announced financial results for its third quarter ended Sept. 30, 2000. Net income for the period was $38.9 million or $0.26 per share, an increase of 146 percent compared to net income in the third quarter 1999 of $15.8 million or $0.11 per share. The significant improvement in the company's profitability was driven largely by its gross profit margin, which increased 33 basis points to 5.13 percent of net sales compared to the third quarter 1999.

         "We did not compromise on our decision to build value with our customers and vendors, and they responded favorably," said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. "Ingram Micro improved its market position and drove profitability throughout the organization, with the U.S. region being exceptionally strong. These third quarter results also demonstrate the leadership of Ingram Micro in encouraging stronger growth and performance for the technology distribution industry."

         Net sales for the third quarter 2000 grew 13 percent to $7.56 billion. For the same period, net sales in the U.S. region grew 17 percent to a record $4.74 billion. Net sales in the European region grew 13 percent in local currencies but, due to the increased weakness of the euro, declined 2 percent in U.S. dollars to $1.61 billion. For geographic regions outside the United States and Europe, net sales increased 17 percent to $1.21 billion. Global e-commerce sales represented 25 percent of total sales during the quarter, which would annualize to more than $7.5 billion.

                                   -- more --

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2/2/2 Ingram Micro Posts Q3 2000 Financial Results

         "As a global organization, Ingram Micro has a clear focus on the right priorities, which has produced better operating results and an enhanced customer experience overall," Foster said. "This is helping manage the challenges posed by the European market, while allowing the company to capitalize on its strength in handling large commercial accounts. We see more opportunity for greater profit, especially in growth areas, such as products and services for small and midsize businesses and emerging technologies."

         Consolidated income from operations for the third quarter 2000 increased 65 percent to $87.2 million as compared to the same period last year, primarily led by continued significant improvement in operating performance for the United States. The U.S. region delivered $81.2 million of income from operations, improving 70 percent over prior year levels. Despite market challenges, the European region delivered $1.3 million of income from operations compared to a loss in last year's third quarter. The Canadian, Latin American and Asia-Pacific regions combined delivered $4.7 million of income from operations for the third quarter 2000, compared to $10.1 million for the third quarter 1999. The Canadian and Latin American regions delivered solid operating results, while the Asia-Pacific region experienced a more competitive market environment with a decline in gross margins impacting its operating contribution.

         Depreciation expense was $21.9 million, and amortization was $5.6 million for the third quarter 2000, resulting in earnings before interest, income tax, depreciation and amortization (EBITDA) of $114.7 million.

Year-to-date Financial Results

         For the first three quarters of 2000, the company's net sales grew 12 percent, reaching $22.65 billion. Net income was $168.3 million or $1.13 per share, compared to net income for the first three quarters of 1999 of $108.4 million or $0.73 per share. Totals for Ingram Micro's net income include gains from the sale of securities in the first quarter 2000 and from the repurchase of company debentures. Excluding these gains, net income was $96.6 million or $0.65 per share for the first three quarters of 2000, compared to $104.7 million or $0.70 per share for the same period in 1999.

Sound Balance Sheet Management

         "Ingram Micro has the strongest balance sheet in the technology distribution industry," said Michael J. Grainger, chief financial officer worldwide, Ingram Micro Inc. "For the past several quarters the company has been successful in effectively managing its working capital needs, contributing to an increasingly stronger financial position."

                                   -- more --

3/3/3 Ingram Micro Posts Q3 2000 Financial Results

         During the third quarter, the company increased inventory turns, while maintaining recent levels of trade payables and consistency in day sales outstanding with its customers. This allowed Ingram Micro to reduce its working capital requirements. As a result, balance sheet debt declined for the fourth quarter in a row, producing a balance sheet debt-to-capitalization ratio of 34 percent. This debt-to-capitalization ratio is the lowest since the third quarter of 1997, and was achieved with 85 percent growth in sales to $7.6 billion in this quarter from $4.1 billion in the third quarter three years ago.

Business Outlook for the Fourth Quarter 2000

The following statements are based on current expectations. These statements are forward-looking; actual results may differ materially.

|X| The company expects sales for the fourth quarter 2000 to increase over sales in the same quarter of 1999 at a percentage rate in the low double-digits in local currencies, based on current internal estimates. Actual sales growth could be impacted by additional changes in the market demand for technology products, major changes in currency valuation relative to the U.S. dollar, changes in the sales channel strategy for major vendors or constraints in product availability.

|X| After achieving an increase in gross margin of 43 basis points since the first quarter 2000 and posting gross margins of 5.13 percent of sales for the third quarter, the company's current outlook for gross margin in the fourth quarter 2000 is a continued, but more gradual, improvement as the market absorbs and responds to the significant changes implemented by the company this year. Depending on market conditions, the company's objective to maintain or expand gross margins may impact its ability to grow sales at a low double-digit rate in local currencies.

|X| The company's fourth quarter typically has a seasonal increase in sales, with a corresponding seasonal increase in operating expense. The company has historically achieved an improvement in operating productivity as a percentage of sales from the third to the fourth quarters. If Ingram Micro achieves its current sales goals, the company expects to achieve operating productivity improvements from the third quarter to the fourth quarter 2000 that are in line with historical results.

|X| A higher level of sales in the fourth quarter also will increase the interest expense in line with sales growth, as Ingram Micro finances additional receivables generated by the new business.

|X| The company expects the tax rate for the fourth quarter to remain approximately in line with the range the company has experienced in the first three quarters of 2000.

                                   -- more --

4/4/4 Ingram Micro Posts Q3 2000 Financial Results

"Our customers and vendors rely on Ingram Micro to increase efficiencies and reduce costs in the supply chain," Grainger said. "They also recognize our potential to provide new services, helping them capture additional market share and increase the profit potential for their businesses. This confidence in the value of Ingram Micro's services is an important factor in our effort to realize continued improvement in profitability and to achieve consensus earnings per share for the fourth quarter, consistent with our achievement in the third quarter."

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

         The matters in this press release that are forward-looking statements are based on current management expectations that involve certain risks, including, without limitation: intense competition; continued pricing and margin pressures; the potential for continued restrictive vendor terms and conditions; the potential decline as well as seasonal variations in demand for Ingram Micro's products; unavailability of adequate capital; management of growth; reliability of information systems; foreign currency fluctuations; dependency on key individuals; product supply shortages; the potential termination of a supply agreement with a major supplier; acquisitions; rapid product improvement and technological change, and resulting obsolescence risks; risk of credit loss; dependency on independent shipping companies; and the termination of subsidized floor plan financing.

         Ingram Micro has and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the fiscal year ended January 1, 2000; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

More Information About Ingram Micro's Financial Results

         Additional information about Ingram Micro's third quarter financial results will be presented in a conference call on Thursday, Oct. 26, 2000, scheduled for 5 p.m. EST (2 p.m. PST). To listen to the conference call via telephone, call 888/928-9177 or 212/287-1620 (outside the United States or Canada). The call password is "Ingram Micro." Following the conclusion of the conference call, an audio file of the call will be posted for approximately one week on the Financials page of the Ingram Micro Web site, located at www.ingrammicro.com. A recorded version of the conference call also will be available via telephone at 7 p.m. EST (4 p.m. PST) for approximately one week. To hear the recording, call 800/678-3180 or 402/220-3063 (outside the United States or Canada).

                                   -- more --

5/5/5 Ingram Micro Posts Q3 2000 Financial Results

About Ingram Micro Inc.

         Ingram Micro Inc. is the largest global wholesale provider of technology solutions, products and services. The company operates in 34 countries with sales exceeding $30 billion for the past four reported quarters. Ingram Micro's global regions offer e-commerce solutions, logistics services, and technology product distribution and marketing to more than 175,000 technology solution providers and manufacturers. The company is focused on maximizing shareowner value and achieving customer satisfaction by continuously innovating the information technology supply chain. Visit www.ingrammicro.com.

                                      # # #

                                      00-46

(C)2000 Ingram Micro Inc. All rights reserved. Ingram Micro is a trademark used under license by Ingram Micro Inc. All other logos, brand names and product names are trademarks of their respective companies.
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                                             INGRAM MICRO INC.
-------------------------------------------------------------------------------------------------

                                         CONSOLIDATED BALANCE SHEET
                                              (Dollars in 000s)
                                                 (Unaudited)

                                                             September 30,          January 1,
                                                                2000                   2000
                                                           -------------          --------------
ASSETS
    Current assets:
      Cash ...............................................   $  109,618              $  128,152
      Investment in available-for-sale securities ........         --                   142,338
      Accounts receivable, including retained interest
        in securitized receivables, net ..................    2,855,305               2,853,509
      Inventories ........................................    2,591,887               3,471,565
      Other current assets ...............................      340,583                 373,365
                                                             ----------              ----------
          Total current assets ...........................    5,897,393               6,968,929

    Investment in available-for-sale securities ..........      138,807                 474,525
    Property and equipment, net ..........................      323,007                 316,643
    Goodwill, net ........................................      430,431                 455,473
    Other ................................................       61,179                  56,357
                                                             ----------              ----------
      Total assets .......................................   $6,850,817              $8,271,927
                                                             ==========              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable ...................................   $3,590,436              $4,322,303
      Accrued expenses ...................................      331,656                 317,283
      Current maturities of long-term debt ...............       32,042                  31,020
                                                             ----------              ----------
          Total current liabilities ......................    3,954,134               4,670,606

    Convertible debentures ...............................      376,497                 440,943
    Other long-term debt .................................      538,396                 876,172
    Deferred income taxes and other liabilities ..........      136,464                 317,361
                                                             ----------              ----------
          Total liabilities ..............................    5,005,491               6,305,082

    Stockholders' equity .................................    1,845,326               1,966,845
                                                             ----------              ----------
      Total liabilities and stockholders' equity .........   $6,850,817              $8,271,927
                                                             ==========              ==========
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

                                                  INGRAM MICRO INC.
 -----------------------------------------------------------------------------------------------------
                                           CONSOLIDATED STATEMENT OF INCOME
                                       (Dollars in 000s, except per share data)
                                                      (Unaudited)


                                              Thirteen Weeks Ended          Thirty-nine Weeks Ended
                                         September 30,     October 2,   September 30,      October 2,
                                             2000            1999           2000             1999
                                        --------------  -------------   -------------    -------------

 Net sales ..........................   $   7,558,652   $   6,710,093   $  22,650,061    $  20,240,181
 Cost of sales ......................       7,170,801       6,388,205      21,534,502       19,191,211
                                        -------------   -------------   -------------    -------------

 Gross profit .......................         387,851         321,888       1,115,559        1,048,970
 Selling, general and
   administrative expenses ..........         300,692         266,447         881,478          792,131
                                        -------------   -------------    -------------   -------------
 Income from operations before
    reorganization costs ............          87,159          55,441         234,081          256,839
 Reorganization costs ...............            --             2,675            --             10,959
                                        -------------   -------------    -------------   -------------
 Income from operations .............          87,159          52,766         234,081          245,880
 Interest and other (income) expenses          24,259          28,015         (34,358)          80,364
                                        -------------   -------------    -------------   -------------
 Income before income taxes .........          62,900          24,751         268,439          165,516
 Provision for income taxes .........          24,059           8,913         102,538           60,863
                                        -------------   -------------    -------------   -------------
 Income before extraordinary items ..          38,841          15,838         165,901          104,653
 Extraordinary gain on repurchase
    of debentures (net of $60,$0,
    taxes, respectively) ............              98            --             2,414            3,778
                                        -------------   -------------    -------------   -------------
 Net income .........................   $      38,939   $      15,838   $     168,315    $     108,431
                                        =============   =============    =============   =============
 Diluted earnings per share .........   $        0.26   $        0.11    $        1.13    $       0.73
                                        =============   =============    =============    ============
 Diluted weighted average
    shares outstanding ..............     149,632,660     148,042,324      148,762,669     148,098,240
                                        =============   =============    =============   =============
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